Exhibit 99.1

NEWS RELEASE

Gray Announces Private Offering of Senior Secured Notes

Atlanta, Georgia – May 20, 2024. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that it intends to offer up to $1 billion aggregate principal amount of senior secured first lien notes due 2029, subject to market conditions. The offering will be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

In connection with the offering of notes, Gray expects to (i) incur up to $750 million of a new tranche F term loan with a maturity date in 2029, (ii) increase the aggregate commitments under its existing $625 million revolving credit facility by $55 million, resulting in aggregate commitments under the revolving credit facility of $680 million and (iii) terminate commitments under a $72.5 million tranche of the revolving credit facility maturing in 2026 (collectively, the “Credit Agreement Refinancing”). The closing of this offering of notes is conditioned on the closing of the Credit Agreement Refinancing, and the closing of the Credit Agreement Refinancing is conditioned on the closing of this offering. The completion of the Credit Agreement Refinancing is subject to market and other conditions and there can be no assurance as to whether or when the Credit Agreement Refinancing may be completed, if at all.

The notes are being offered, together with the net proceeds of the new tranche F term loans, availability under its revolving credit facility and cash on hand, to refinance Gray’s $1.2 billion tranche E term loan due 2026, repurchase in a tender offer any and all of its outstanding 5.875% senior notes due 2026 and pay all fees and expenses in connection with the offering.

The notes will be guaranteed, jointly and severally, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

The notes and related guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to consummate the offering of notes, the Credit Agreement Refinancing or the tender offer, the intended use of proceeds of the offering and the Credit Agreement Refinancing, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Jeff Gignac, Executive Vice President, Finance, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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